Exhibit 99.1

Zoës Kitchen Announces Third Quarter 2015 Results

PLANO, TX - (BUSINESS WIRE) - November 19, 2015 - Zoe's Kitchen, Inc. ("Zoës Kitchen" or the "Company") (NYSE: ZOES) today reported financial results for the twelve and forty weeks ended October 5, 2015.

Highlights for the twelve weeks ended October 5, 2015, as compared to the twelve weeks ended October 6, 2014:

•	Total revenue increased 29.4% to $56.4 million.

•	Comparable restaurant sales increased 4.5%.

•	10 new Company-owned restaurants opened.

•	Restaurant contribution increased 41.0% to $12.2 million.

•	Adjusted EBITDA* increased 33.8% to $6.2 million.

•
Net loss was $2.3 million, or $0.12 per basic and diluted share, compared to net income of $0.4 million, or $0.02 per diluted share. Net loss for the twelve weeks ended October 5, 2015 included a $3.1 million provision for income taxes, $0.3 million of executive transition costs, and $0.4 million of non-cash casualty loss related to a hurricane. We anticipate a $3.4 million benefit for income taxes in the twelve weeks ended December 28, 2015.

•	Adjusted net income* was $0.9 million, or $0.05 per diluted share, compared to adjusted net income of $0.7 million or $0.03 per diluted share.

Highlights for the forty weeks ended October 5, 2015, as compared to the forty weeks ended October 6, 2014:

•	Total revenue increased 32.0% to $173.9 million.

•	Comparable restaurant sales increased 5.9%.

•	29 new Company-owned restaurants opened.

•	Restaurant contribution increased 39.6% to $37.4 million.

•	Adjusted EBITDA* increased 42.2% to $18.6 million.

•
Net loss was $1.4 million, or $0.07 per basic and diluted share, compared to net loss of $8.4 million, or $0.50 per basic and diluted share. Net loss for the forty weeks ended October 5, 2015 included a $4.2 million provision for income taxes, $0.9 million of executive transition costs, and $0.4 million of non-cash casualty loss related to a hurricane. We anticipate a $3.4 million benefit for income taxes in the twelve weeks ended December 28, 2015.

•	Adjusted net income* was $2.5 million, or $0.13 per diluted share, compared to adjusted net income of $0.9 million or $0.05 per diluted share.

(*) EBITDA, adjusted EBITDA, adjusted net income, and adjusted weighted average shares are non-GAAP measures. For reconciliations of EBITDA, adjusted EBITDA and adjusted net income to GAAP net income (loss) and why the Company considers them useful, see the reconciliation of non-GAAP measures accompanying this release.

“We are proud of our third quarter results, including 29% total revenue growth, 4.5% comparable restaurant sales growth, which marks the 23rd consecutive quarter of positive comparable restaurant sales growth, and 34% adjusted EBITDA growth," stated Kevin Miles, president and Chief Executive Officer of Zoës Kitchen.  “We opened 10 new Company-owned restaurants during the third quarter, bringing our year to date openings to 29 new Company-owned restaurants. Since the end of the quarter, we have opened an additional four Company-owned restaurants to bring the total for the year to 33, matching the high end of our previous guidance.”

Miles added, “Despite headwinds from Hurricane Joaquin, our strategies are driving results and have us excited about the enormous opportunity we have to strengthen and grow our brand through investments in our people, our differentiated menu, our operations, and our new unit development. With each restaurant we open, we provide thousands of families the opportunity to live Mediterranean, fostering an emotional connection with our guests. In addition, our wholesome menu helps them feel better about themselves when they choose Zoës."

Third Quarter 2015 Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 29.4% to $56.4 million in the twelve weeks ended October 5, 2015, from $43.6 million in the twelve weeks ended October 6, 2014. Restaurant sales for the twelve weeks ended October 5, 2015 were $56.3 million, an increase of 29.7% from the twelve weeks ended October 6, 2014.

Comparable restaurant sales increased 4.5% during the twelve weeks ended October 5, 2015, consisting of a 4.6% increase in product mix and a 0.3% increase in price, partially offset by a 0.4% decrease in traffic. The comparable restaurant base includes those restaurants open for 18 full periods or longer and included 112 restaurants as of October 5, 2015.

We calculate the change in restaurant traffic as the year-over-year change in the number of transactions at restaurants in our comparable restaurant base, with all transactions being equal regardless of the number of entrees purchased. As the Family Meals and catering portions of our business continue to grow, our method of traffic calculation may potentially understate traffic in favor of mix. With this in mind, we believe it is helpful to look at our traffic and mix growth together when considering the components of comparable restaurant sales growth.

Restaurant contribution increased 41.0% to $12.2 million in the twelve weeks ended October 5, 2015 from $8.6 million in the twelve weeks ended October 6, 2014. As a percentage of restaurant sales, restaurant contribution margin increased 180 basis points to 21.6% as the Company benefited from lower commodity prices and the normalization of repair and maintenance expenses compared to the prior year, which were partially offset by an increase in labor expenses. The increase in labor expenses was driven by an investment in our management bench to support future growth, planned labor inefficiencies at six incremental restaurant openings compared to prior year, and hourly wage inflation.

Net loss for the twelve weeks ended October 5, 2015 was $2.3 million, or $0.12 per basic and diluted share, compared to a net income of $0.4 million, or $0.02 per diluted share, for the twelve weeks ended October 6, 2014. Adjusted net income was $0.9 million, or $0.05 per diluted share, for the twelve weeks ended October 5, 2015, compared to adjusted net income of $0.7 million or $0.03 per diluted share, for the twelve weeks ended October 6, 2014.

2015 Fiscal Year to Date Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 32.0% to $173.9 million in the forty weeks ended October 5, 2015, from $131.7 million in the forty weeks ended October 6, 2014. Restaurant sales for the forty weeks ended October 5, 2015 were $173.7 million, an increase of 32.3% from $131.3 million in the forty weeks ended October 6, 2014.

Comparable restaurant sales increased 5.9% during the forty weeks ended October 5, 2015, consisting of a 1.5% increase in traffic and a 3.6% increase in product mix, combined with a 0.8% increase in price. The comparable restaurant base includes those restaurants open for 18 full periods or longer and included 112 restaurants as of October 5, 2015.

Restaurant contribution increased 39.6% to $37.4 million in the forty weeks ended October 5, 2015 from $26.8 million in the forty weeks ended October 6, 2014. As a percentage of restaurant sales, restaurant contribution margin increased 110 basis points to 21.5% as the Company benefited from lower commodity prices, which were partially offset by an increase in store operating expenses and labor. The increase in store operating and labor expenses was driven by a normalization of repair and maintenance expenses compared to the prior year as well as an investment in our management bench to support future growth and hourly wage inflation.

Net loss for the forty weeks ended October 5, 2015 was $1.4 million, or $0.07 per basic and diluted share, compared to a net loss of $8.4 million, or $0.50 per basic and diluted share, for the forty weeks ended October 6, 2014. Adjusted net income was $2.5 million, or $0.13 per diluted share, for the forty weeks ended October 5, 2015, compared to adjusted net income of $0.9 million or $0.05 per diluted share, for the forty weeks ended October 6, 2014.

Development
The Company opened 10 new Company-owned restaurants during the twelve weeks ended October 5, 2015. In addition, we relocated one Company-owned store during the twelve weeks ended October 5, 2015. As of October 5, 2015, there were 158 Company-owned restaurants and three franchised restaurants. As of November 19, 2015, the Company has opened four additional restaurants, bringing the total restaurant count to 165.

FY 2015 Outlook
For the fiscal year ending December 28, 2015, the Company is updating its outlook and currently expects the following:

•	Restaurant sales between $222.0 million and $224.0 million (previously $220.0 million to $224.0 million).

•	Royalty and franchise fees of approximately $0.2 million.

•	Comparable restaurant sales growth of 5.5% to 6.0% (previously 5.0% to 6.0%).

•	33 Company-owned restaurant openings (previously 31 to 33 restaurant openings).

•	Restaurant contribution margin between 20.3% and 20.6% (previously 20.0% and 20.5%).

•
Adjusted general and administrative expenses between $25.5 million to $25.6 million (previously $25.3 million to $25.5 million). Updated guidance includes costs related to additional regulatory requirements triggered by the Company's new SEC reporting designation as a large accelerated filer.

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its third quarter 2015 financial results today at 4:30 PM Eastern Time. Hosting the conference call will be Kevin Miles, President and Chief Executive Officer, Sunil Doshi, Chief Financial Officer, and Jim Besch, Vice President of Accounting.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13623680. The replay will be available until Thursday, November 26, 2015.

The conference call will also be webcast live from the Company’s corporate website at www.zoeskitchen.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

Definitions
The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales comparisons for the comparable Company-owned restaurant base. A restaurant becomes comparable in its 18th full fiscal period of operation. The Company presents comparable restaurant sales on a fiscal calendar basis.  As a result, our comparable restaurant sales calculation may not correspond exactly to the related calendar periods.

Restaurant contribution is defined as restaurant sales less restaurant operating costs, which are cost of sales, labor, and store operating expenses. Restaurant contribution margin is restaurant contribution as a percentage of restaurant sales.

EBITDA, a non-GAAP measure, is defined as net income (loss) before interest, income taxes and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, is defined as EBITDA plus equity-based compensation expense associated with the accelerated vesting of stock and stock options at our IPO in April 2014, management and consulting fees, asset disposals, loss on interest cap, loss on extinguishment of debt, non-capitalized offering related expenses, executive transition and relocation costs, casualty loss, and pre-opening costs.

Adjusted net income, a non-GAAP measure, is defined as net income (loss) adjusted as if the IPO occurred on December 31, 2013. Adjusted net income (loss) is defined as net income (loss) plus equity-based compensation expense associated with the accelerated vesting of stock and stock options at our IPO in April 2014, management and consulting fees, loss on extinguishment of debt, credit facility interest expense, deferred financing costs, non-capitalized offering related expenses, executive transition and relocation costs, casualty loss, and the provision (benefit) for income taxes; less previously capitalized interest and an estimated tax rate of 38%.

Adjusted general and administrative expenses, a non-GAAP measure, is defined as general and administrative expenses less executive transition costs.

Adjusted weighted average shares, a non-GAAP measure, is based on the number of shares outstanding at the date of the IPO as if all shares had been outstanding as of December 31, 2013.

Our first fiscal quarter consists of sixteen weeks and each of our second, third and fourth fiscal quarters consists of twelve weeks, except for a fifty-three week year when the fourth quarter has thirteen weeks.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast casual restaurant concept serving a distinct menu of fresh, wholesome, Mediterranean-inspired dishes delivered with Southern hospitality. With 165 locations in 17 states across the United States, Zoës Kitchen aims to deliver goodness to its customers by providing simple, tasty and fresh Mediterranean meals, inspired by family recipes, and made from scratch daily.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.zoeskitchen.com or upon request from Zoës Kitchen.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted net income (loss), Adjusted general and administrative expenses, and Adjusted weighted average shares (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Twelve Weeks Ended		Forty Weeks Ended
	October 5, 2015	October 6, 2014	October 5, 2015	October 6, 2014
Revenue:
Restaurant sales	$56,333	$43,437	$173,706	$131,316
Royalty fees	51	128	160	403
Total revenue	56,384	43,565	173,866	131,719
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	17,729	14,638	54,716	43,801
Labor	15,861	11,871	48,686	36,338
Store operating expenses	10,589	8,306	32,890	24,368
General and administrative expenses	6,394	4,973	19,897	21,706
Depreciation	2,761	2,138	8,540	6,639
Amortization	375	377	1,262	1,159
Pre-opening costs	689	345	2,174	1,604
Non-cash casualty loss	351	—	351	—
Loss from disposal of equipment	50	42	197	93
Total operating expenses	54,799	42,690	168,713	135,708
Income (loss) from operations	1,585	875	5,153	(3,989)
Other income and expenses:
Interest expense, net	767	605	2,449	2,885
Loss on extinguishment of debt	—	—	—	978
Other income	(20)	—	(51)	—
Loss on interest cap	—	—	—	6
Total other income and expenses	747	605	2,398	3,869
Income (loss) before provision for income taxes	838	270	2,755	(7,858)
Provision (benefit) for income taxes	3,094	(178)	4,199	563
Net income (loss)	$(2,256)	$448	$(1,444)	$(8,421)

Net income (loss) per share:
Basic	$(0.12)	$0.02	$(0.07)	$(0.50)
Diluted	$(0.12)	$0.02	$(0.07)	$(0.50)
Weighted average shares of common stock outstanding:
Basic	19,379,907	19,269,746	19,333,138	16,849,955
Diluted	19,379,907	19,478,261	19,333,138	16,849,955

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
Margin Analysis

The following table sets forth the percentage relationship to total revenue, except where otherwise indicated, for certain items included in the Company's consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	Twelve Weeks Ended		Forty Weeks Ended
	October 5, 2015	October 6, 2014	October 5, 2015	October 6, 2014
Revenue:
Restaurant sales	99.9%	99.7%	99.9%	99.7%
Royalty fees	0.1%	0.3%	0.1%	0.3%
Total revenue	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Restaurant operating costs (1):
Cost of sales	31.5%	33.7%	31.5%	33.4%
Labor	28.2%	27.3%	28.0%	27.7%
Store operating expenses	18.8%	19.1%	18.9%	18.6%
General and administrative expenses	11.3%	11.4%	11.4%	16.5%
Depreciation	4.9%	4.9%	4.9%	5.0%
Amortization	0.7%	0.9%	0.7%	0.9%
Pre-opening costs	1.2%	0.8%	1.3%	1.2%
Non-cash casualty loss	0.6%	—	0.2%	—
Loss from disposal of equipment	0.1%	0.1%	0.1%	0.1%
Total operating expenses	97.2%	98.0%	97.0%	103.0%
Income (loss) from operations	2.8%	2.0%	3.0%	(3.0)%
Other income and expenses:
Interest expense, net	1.4%	1.4%	1.4%	2.2%
Loss on extinguishment of debt	—	—	—	0.7%
Other income	(0.0)%	—	(0.0)%	—
Loss on interest cap	—	—	—	0.0%
Total other income and expenses	1.3%	1.4%	1.4%	2.9%
Income (loss) before provision for income taxes	1.5%	0.6%	1.6%	(6.0)%
Provision (benefit) for income taxes	5.5%	(0.4)%	2.4%	0.4%
Net income (loss)	(4.0)%	1.0%	(0.8)%	(6.4)%

(1) As a percentage of restaurant sales.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant count data)

	As of
	October 5, 2015	December 29, 2014
Balance Sheet Data:
Cash and cash equivalents	$20,393	$29,390
Total assets	195,851	178,661
Total debt (1)	26,584	23,266
Total liabilities	73,810	57,392
Total stockholders' equity	122,041	121,269

(1) Includes $26.6 million and $23.3 million of deemed landlord financing as of October 5, 2015 and December 29, 2014, respectively.

	Quarter Ended
	October 5, 2015	July 13, 2015	April 20, 2015	December 29, 2014	October 6, 2014
Selected Operating Data:
Company-owned restaurants at end of period	158	148	141	129	120
Franchise-owned restaurants at end of period	3	3	3	3	6
Company-owned:
Comparable restaurant sales	4.5%	5.6%	7.7%	7.8%	5.9%
Units in the comparable base	112	105	94	81	78

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA (non-GAAP presentation)
(in thousands)

	Twelve Weeks Ended		Forty Weeks Ended
	October 5, 2015	October 6, 2014	October 5, 2015	October 6, 2014

	(Dollars in thousands)
Adjusted EBITDA:
Net income (loss), as reported	$(2,256)	$448	$(1,444)	$(8,421)
Depreciation and amortization	3,136	2,515	9,802	7,798
Interest expense, net	767	605	2,449	2,885
Provision (benefit) for income taxes	3,094	(178)	4,199	563
EBITDA	4,741	3,390	15,006	2,825
Asset disposals and loss on interest cap (1)	50	42	197	99
Management and consulting fees (2)	—	—	—	113
Equity-based compensation expense (3)	—	—	—	6,111
Loss on extinguishment of debt (4)	—	—	—	978
Pre-opening costs (5)	689	345	2,174	1,604
Non-cash casualty loss (6)	351	—	351	—
Offering related expenses (7)	—	650	—	1,176
Executive transition costs (8)	319	—	868	—
Executive relocation costs (9)	—	170	—	170
Adjusted EBITDA	$6,150	$4,597	$18,596	$13,076

(1) Represents costs related to loss on disposal of equipment and loss on interest cap.
(2) Represents fees payable to Brentwood Private Equity IV, LLC ("Brentwood"), our former controlling stockholder, pursuant to the Corporate Development and Administrative Services Agreement dated October 31, 2007 ("Corporate Services Agreement"), and fees payable to Greg Dollarhyde pursuant to a consulting agreement entered into on March 22, 2011. Both agreements were terminated prior to the completion of the IPO.

(3) Represents non-cash equity-based compensation expense associated with the accelerated vesting of stock and stock options at our IPO in April 2014. Amounts previously disclosed for the twelve and forty weeks ended October 6, 2014 included an additional $54,000 and $134,000, respectively, related to post- IPO non-cash equity-based compensation.

(4) Represents the remaining deferred financing costs, loan administrative fee, and interest rate contract that were written off with the repayment of our 2011 Credit Facility.
(5) Represents expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.
(6) Represents write-off of long-lived assets associated with a restaurant in Columbia, South Carolina as described in Note 9 to our unaudited consolidated financial statements.
(7) Represents fees and expenses that were incurred, but not capitalized, in relation to our IPO completed on April 16, 2014 and our follow-on offering completed on August 19, 2014
(8) Represents costs associated with our former CFO's departure pursuant to his employment and transition agreement and costs associated with our new CFO pursuant to executive recruiter costs and his employment agreement.

(9) Represents costs associated with the relocation packages of an executive.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) to Adjusted Net Income (non-GAAP presentation)
(in thousands, except share and per share data)

	Twelve Weeks Ended		Forty Weeks Ended
	October 5, 2015	October 6, 2014	October 5, 2015	October 6, 2014

Adjusted net income:
Net income (loss), as reported	$(2,256)	$448	$(1,444)	$(8,421)
Credit Facility interest expense (1)	—	—	—	787
Capitalized interest (2)	—	—	—	(38)
Loss on extinguishment of debt (3)	—	—	—	978
Deferred financing expense (4)	—	—	—	78
Management fees (5)	—	—	—	113
Equity-based compensation expense (6)	—	—	—	6,111
Offering related expenses (7)	—	650	—	1,176
Non-cash casualty loss (8)	351	—	351	—
Executive transition costs (9)	319	—	868	—
Executive relocation costs (10)	—	170	—	170
Provision (benefit) for income taxes (11)	3,094	(178)	4,199	563
Pre-tax Adjusted net income	1,508	1,090	3,974	1,517
Estimated tax provision (11)	573	414	1,510	576
Adjusted net income	$935	$676	$2,464	$941

Adjusted net income per share:
Basic	$0.05	$0.04	$0.13	$0.05
Diluted	$0.05	$0.03	$0.13	$0.05
Adjusted weighted average shares outstanding:
Basic (12)	19,379,907	19,269,746	19,333,138	19,269,746
Diluted (12)	19,583,300	19,478,261	19,550,153	19,402,525

(1) Represents interest expensed on outstanding balances for our 2011 credit facility. Adjusted effect shown as if balance were repaid as of December 31, 2013.
(2) Represents capitalized interest on capital projects that would not have been incurred due to repayment of our 2011 credit facility.
(3) Represents the remaining deferred financing costs, loan administrative fee, and interest rate contract that were written off with the repayment of our 2011 credit facility.
(4) Represents the deferred financing expense associated with our 2011 credit facility.
(5) Represents fees payable to Brentwood pursuant to the Corporate Services Agreement and fees payable to Greg Dollarhyde pursuant to a consulting agreement entered into on March 22, 2011. Both agreements were terminated prior to the completion of the IPO.

(6) Represents non-cash equity-based compensation expense associated with the accelerated vesting of stock and stock options at our IPO in April 2014. Amounts previously disclosed for the twelve and forty weeks ended October 6, 2014 included additional $54,000 and $134,000, respectively, related to post-IPO non-cash equity-based compensation.

(7) Represents fees and expenses that were incurred, but not capitalized, in relation to our IPO completed on April 16, 2014 and our follow-on offering completed on August 19, 2014.
(8) Represents write-off of long-lived assets associated with a restaurant in Columbia, South Carolina as described in Note 9 to our unaudited consolidated financial statements.
(9) Represents costs associated with our former CFO's departure pursuant to his employment and transition agreement and costs associated with our new CFO pursuant to executive recruiter costs and his employment agreement.

(10) Represents costs associated with the relocation packages of an executive.
(11) For comparability the provision (benefit) for taxes is added back to arrive at pre-tax adjusted net income; then an estimated 38% tax rate is applied to arrive at adjusted net income.
(12) Basic shares for the twelve and forty weeks ended October 6, 2014 are based on the number of shares outstanding as of October 6, 2014, as if all shares outstanding at the date of the IPO had been outstanding as of December 31, 2013.